PFGI Capital Corporation

One East Fourth Street
Cincinnati, Ohio 45202

NEWS RELEASE

PFGI Capital Corporation & Provident Financial Group, Inc. Confirm Cash Payment on Income PRIDESSM
PFGI Capital Corporation Announces Financial Results for the Quarter Ended March 31, 2004

Cincinnati, April 22, 2004 — PFGI Capital Corporation and Provident Financial Group, Inc. (Nasdaq: PFGI) announced that the scheduled cash payment on their Income PRIDESSM (NYSE: PCEPRI) security will be paid on May 17, 2004. The distribution, accruing from February 18, 2004 through May 17, 2004, is payable to holders of record on May 1, 2004, at a rate of $0.5625 per each Income PRIDESSM held.

PFGI Capital Corporation also announced financial results for the first quarter ended March 31, 2004. Net income was $3.5 million, interest on loan participations was $3.7 million, and non-interest expenses, including loan servicing and management fees, totaled $0.2 million. This compares with net income of $4.0 million, interest on loan participations of $4.2 million, and non-interest expenses, including loan servicing and management fees, of $0.2 million for the 2003‘s first quarter.

At March 31, 2004, there were no non-performing assets or impaired loans, commercial loan participations totaled $324.9 million, and the reserve for loan participation losses was $1.6 million. At March 31, 2004, total shareholders’ equity was $332.9 million and total assets were $335.7 million.

About PFGI Capital Corporation

PFGI Capital Corporation is a Maryland corporation formed as a real estate investment trust for federal income tax purposes. The principal business objective is to acquire, hold, and manage commercial mortgage loan assets and other authorized investments that will generate net income for distribution to PFGI Capital Corporation shareholders.

About Provident Financial Group, Inc.

Provident Financial Group, Inc. is a bank holding company located in Cincinnati, Ohio. Its main subsidiary, The Provident Bank, provides a diverse line of banking and financial products, services and solutions through retail banking offices located in Southwestern Ohio and Northern Kentucky, and through commercial lending offices located throughout Ohio and surrounding states. At March 31, 2004, Provident Financial Group had $8.9 billion in loans outstanding, $9.9 billion in deposits, and assets of $16.7 billion. On February 17, 2004, Provident Financial Group and National City Corporation (NYSE: NCC) announced that they had signed a definitive agreement for National City to acquire Provident. The transaction is expected close by the end of the second quarter.

For further information, please contact

Provident Financial Group /PFGI Capital Corporation Investor Relations
1-800-851-9521 or 1-513-345-7165
e-mail: IR@provident-financial.com